                                                               Exhibit 99(D)(1)

                     ---------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                      among

                                 FLIPSIDE, INC.

                        FLIPSIDE ACQUISITION CORPORATION

                                       and

                                   UPROAR INC.

                          Dated as of February 5, 2001

                     ---------------------------------------

                                TABLE OF CONTENTS

                                                                                      Page
ARTICLE 1 THE OFFER.....................................................................2

         1.1        THE OFFER...........................................................2
         1.2        ACTIONS BY PURCHASER AND MERGER SUB.................................3
         1.3        ACTIONS BY THE COMPANY..............................................4
         1.4        DIRECTORS...........................................................6

ARTICLE 2 THE MERGER....................................................................7

         2.1        THE MERGER..........................................................7
         2.2        THE CLOSING.........................................................7
         2.3        EFFECTIVE TIME......................................................7
         2.4        EFFECTS OF THE MERGER...............................................7

ARTICLE 3 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION..........8

         3.1        CERTIFICATE OF INCORPORATION........................................8
         3.2        BYLAWS..............................................................8

ARTICLE 4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION...........................8

         4.1        DIRECTORS...........................................................8
         4.2        OFFICERS............................................................8

ARTICLE 5 EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND THE COMPANY..............8

         5.1        MERGER SUB STOCK....................................................8
         5.2        COMPANY SECURITIES..................................................8
         5.3        EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK.......10
         5.4        MERGER WITHOUT MEETING OF STOCKHOLDERS.............................12

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................12

         6.1        EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY......................12
         6.2        AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS...................13
         6.3        COMPLIANCE WITH LAWS...............................................13
         6.4        CAPITALIZATION.....................................................14
         6.5        SUBSIDIARIES.......................................................14
         6.6        NO VIOLATION.......................................................14
         6.7        COMPANY REPORTS; OFFER DOCUMENTS...................................15
         6.8        ABSENCE OF CERTAIN CHANGES.........................................17
         6.9        TAXES..............................................................17
         6.10       EMPLOYEE BENEFIT PLANS.............................................18
         6.11       BROKERS............................................................20
         6.12       LICENSES AND PERMITS...............................................20
         6.13       ENVIRONMENTAL MATTERS..............................................20
         6.14       TITLE TO ASSETS....................................................21

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
         6.15       LEASED PROPERTIES..................................................21
         6.16       LABOR AND EMPLOYMENT MATTERS.......................................22
         6.17       INTELLECTUAL PROPERTY..............................................22
         6.18       MATERIAL AGREEMENTS................................................23
         6.19       NO UNDISCLOSED LIABILITIES.........................................24
         6.20       LITIGATION.........................................................24
         6.21       INSURANCE..........................................................24
         6.22       AFFILIATE TRANSACTIONS.............................................24
         6.23       OPINION OF FINANCIAL ADVISOR.......................................24
         6.24       VOTE REQUIRED......................................................24
         6.25       DGCL SECTION 203; STATE TAKEOVER STATUTES..........................25

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB...................25

         7.1        EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY......................25
         7.2        AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS...................25
         7.3        OFFER DOCUMENTS....................................................26
         7.4        NO VIOLATION.......................................................26
         7.5        FINANCING..........................................................27
         7.6        PURCHASER-OWNED SHARES OF COMMON STOCK.............................27
         7.7        INTERIM OPERATIONS OF MERGER SUB...................................27
         7.8        LITIGATION.........................................................27

ARTICLE 8 COVENANTS....................................................................27

         8.1        INTERIM OPERATIONS.................................................27
         8.2        COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT......................31
         8.3        FILINGS; OTHER ACTION..............................................32
         8.4        PUBLICITY..........................................................33
         8.5        FURTHER ACTION.....................................................33
         8.6        INSURANCE; INDEMNITY...............................................33
         8.7        EMPLOYEE BENEFIT PLANS.............................................34
         8.8        ACCESS TO INFORMATION..............................................35
         8.9        NO SOLICITATION....................................................35
         8.10       OPTION TO ACQUIRE ADDITIONAL SHARES................................37

ARTICLE 9 CONDITIONS...................................................................37

         9.1        CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.........37

ARTICLE 10 TERMINATION; AMENDMENT; WAIVER..............................................38

         10.1       TERMINATION........................................................38
         10.2       EFFECT OF TERMINATION..............................................40
         10.3       AMENDMENT..........................................................41
         10.4       EXTENSION; WAIVER..................................................41

ARTICLE 11 GENERAL PROVISIONS..........................................................42

         11.1       NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES......................42
         11.2       NOTICES............................................................42

         11.3       ASSIGNMENT; BINDING EFFECT.........................................42
         11.4       ENTIRE AGREEMENT...................................................43
         11.5       FEES AND EXPENSES..................................................43
         11.6       GOVERNING LAW......................................................43
         11.7       HEADINGS...........................................................43
         11.8       INTERPRETATION.....................................................43
         11.9       SEVERABILITY.......................................................44
         11.10      ENFORCEMENT OF AGREEMENT...........................................44
         11.11      COUNTERPARTS.......................................................44
         11.12      OBLIGATION OF PURCHASER............................................44

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of February 5, 2001, is made and entered into among Flipside, Inc., a Delaware corporation ("PURCHASER"), Flipside Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Purchaser ("MERGER SUB"), and Uproar Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

                  WHEREAS, the boards of directors of Purchaser, Merger Sub and the Company each have determined that it would be advisable and is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company on the terms and subject to the conditions set forth herein; and

                  WHEREAS, to effectuate the acquisition, Purchaser and the Company each desire that Purchaser cause Merger Sub to commence a cash tender offer to purchase all, and in any event not less than a majority on a Fully Diluted Basis (as defined below), of the outstanding shares of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company on the terms and subject to the conditions set forth in this Agreement, including EXHIBIT A hereto; and

                  WHEREAS, concurrently with the execution hereof and as a condition and inducement to each of Merger Sub's and Purchaser's willingness to enter into this Agreement, Merger Sub and Purchaser are entering into Tender and Stockholder Support Agreements (the "TENDER AGREEMENTS") with certain stockholders of the Company (each a "SIGNIFICANT STOCKHOLDER") under which each Significant Stockholder is, among other things, agreeing to tender all of such Significant Stockholder's shares of Common Stock in the Offer upon the terms and conditions set forth therein; and

                  WHEREAS, upon consummation of the tender offer, and as soon as may be permitted thereafter, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the relevant provisions of the DGCL (as defined below) and the surviving corporation in the merger shall be the Company; and

                  WHEREAS, the board of directors of the Company (the "BOARD OF DIRECTORS" or the "BOARD") has approved this Agreement and the transactions contemplated hereby, including the tender offer and the merger, and has resolved to recommend (subject to the limitations contained herein) that the Company's stockholders accept the tender offer and tender their shares of Common Stock pursuant thereto; and

                  WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                    THE OFFER

    1.1 THE OFFER.

    (a) Subject to the provisions of this Agreement and this Agreement not having been terminated in accordance with ARTICLE 10 hereof, as promptly as practicable but in any event within ten business days after the date hereof, Merger Sub shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder, an offer to purchase (the "OFFER") all, and in any event not less than a majority on a fully diluted basis (assuming the exercise of all Options (as defined in Section 5.2(d)) that are then exercisable and any other rights to acquire shares of Common Stock on the date of purchase (a "FULLY DILUTED BASIS"), of the outstanding shares of Common Stock at a price of $3.00 per share of Common Stock, net to the seller in cash, without interest (such price or any higher price paid pursuant to the Offer, the "OFFER CONSIDERATION"). Notwithstanding the foregoing, if between the date of this Agreement and the closing of the Offer the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Offer Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The obligation of Purchaser and Merger Sub to commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in EXHIBIT A hereto and to the terms and conditions of this Agreement. Subject to the provisions of this Agreement, the Offer shall expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with ARTICLE 10, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

    (b) Purchaser and Merger Sub expressly reserve the right, in their sole discretion, to modify the terms of the Offer and to waive any condition of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (and Purchaser shall cause Merger Sub not to) (i) waive the Minimum Condition (as defined in EXHIBIT A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) except as set forth below, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) except as set forth herein, amend or modify any term or condition of the Offer (including the conditions set forth on EXHIBIT A) in any manner adverse to the holders of Common Stock or (vii) impose additional conditions to the Offer other than such conditions required by applicable law. So long as this Agreement is in effect and the conditions to the Offer set forth in EXHIBIT A have not been satisfied or waived, Merger Sub may, without the consent of the Company, extend the expiration date of the Offer for one or more periods of up to ten additional business days each (but in no event shall Merger Sub be permitted to extend the expiration date of the Offer beyond the sixtieth business day after the date of this Agreement (the "OUTSIDE DATE")). So long as this Agreement is in effect and the conditions to the Offer have been satisfied or waived and shall not apply to any extension, Merger Sub may, without the consent of the Company, provide for one or more subsequent offering periods in accordance with Rule 14d-11 under the Exchange Act, if (i) the number of shares of Common

Stock that have been validly tendered and not withdrawn represent less than 90% of the issued and outstanding shares of the Common Stock on a Fully Diluted Basis and (ii) Merger Sub shall accept and promptly pay for all shares of Common Stock validly tendered and not withdrawn; PROVIDED, HOWEVER, that no such subsequent offering periods shall exceed, in the aggregate, twenty business days. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer (beyond the Outside Date, if necessary) (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (ii) for one or more periods of up to ten additional business days due to the failure to satisfy the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act (as defined below). It is agreed that the conditions set forth in EXHIBIT A are for the sole benefit of Merger Sub and Purchaser and may be asserted by Merger Sub or Purchaser, or may be waived in whole or in part by Merger Sub or Purchaser, in their sole discretion. The failure by Merger Sub or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time. Subject to the terms and conditions of the Offer and this Agreement and to the provisions of Rule 14d-11 under the Exchange Act, Merger Sub shall accept for payment and pay for, in accordance with the terms of the Offer, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

    (c) Purchaser shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and shall be liable on a direct and primary basis for the performance by Merger Sub or the Surviving Corporation (as defined in SECTION 2.1), as the case may be, of its obligations under this Agreement with respect to the payment of the Offer Consideration, the Option Consideration (as defined in SECTION 5.2(D)) and the Merger Consideration (as defined in SECTION 5.2(B)). Merger Sub may, at any time, transfer or assign to one or more corporations directly or indirectly wholly-owned by Purchaser the right to purchase all or any portion of the shares tendered pursuant to the Offer, provided that any such transfer or assignment shall not prejudice the rights of tendering stockholders to receive payment for shares of Common Stock properly tendered and accepted for payment.

    1.2 ACTIONS BY PURCHASER AND MERGER SUB. As soon as reasonably practicable following execution of this Agreement, but in no event later than ten business days from the date hereof, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain (including as an exhibit) or incorporate by reference an offer to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Tender Offer Statement on Schedule TO and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Company shall promptly supply to Purchaser and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company or any of its affiliates required by law, rule or regulation to be included in the Offer Documents. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied in writing by the Company for inclusion in the Offer Documents. Each of Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent such information shall have become false or misleading in any material respect, and each of Purchaser, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub agree to provide the Company and its counsel with any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

    1.3 ACTIONS BY THE COMPANY.

    (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Offer and the Merger (as defined in SECTION 2.1), determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender all of their shares of Common Stock to Merger Sub and approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) taking all action necessary to render Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), inapplicable to the Offer, the Merger, this Agreement, the Tender Agreements and any of the transactions contemplated hereby and thereby and (iii) electing, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of corporate anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the Tender Agreements. The Company further represents and warrants that the Board of Directors has received the oral opinion (which opinion will be confirmed by delivery of a written opinion) of Salomon Smith Barney Inc. (the "FINANCIAL ADVISOR") to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of shares of Common Stock (other than Purchaser and its affiliates) is fair, from a financial point of view, to such holders (the "FAIRNESS OPINION"). Subject to the last sentence of this SECTION 1.3(a), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this SECTION 1.3(a). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion in its entirety of the Fairness Opinion (and, subject to prior review and consent by the Financial Advisor, references thereto) in the Offer to Purchase, the
Schedule 14D-9 (as defined in SECTION 1.3(b)) and the Proxy Statement (as defined in SECTION 8.2(b)), if applicable. The Company has been advised by each of its directors and executive officers who owns shares of Common Stock that such person intends to tender all shares of Common Stock owned by such person pursuant to the Offer. The Board of Directors shall not withdraw, modify or amend its recommendations described above in a manner adverse to Purchaser (or announce publicly its intention to do so), except that the Board shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of this Agreement or the Merger in a manner adverse to Purchaser or approve or recommend or enter into an agreement with respect to a Superior Proposal (as defined in SECTION 8.9) in accordance and full compliance with the terms of SECTION 8.9 and SECTION 10.1(h).

    (b) The Company shall file with the SEC, concurrently with the filing of the Offer Documents with the SEC, a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the recommendations described in the first sentence of SECTION 1.3(a) (subject to the last sentence of SECTION 1.3(a)) and shall mail the Schedule 14D-9 to the stockholders of the Company. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

    (c) To the extent required by applicable federal securities law, each party hereto shall file all written communications, that are made public or otherwise supplied to third parties, with the SEC on or prior to the date the communication is first used. All such communications shall comply as to form and content, including bearing the appropriate legends, in all material respects with the applicable provisions of the federal securities laws. Each party agrees that, prior to any such filing or use of written communications, such party will provide the other party and their counsel the reasonable opportunity to review and comment on such communications and filings.

    (d) In connection with the Offer, the Company shall cause its transfer agent to furnish promptly to Merger Sub mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, and to furnish copies of other information in the Company's possession or control regarding the non-objecting beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession or under their control.

1.4      DIRECTORS.

    (a) Upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, at least a majority of the issued and outstanding shares of Common Stock on a Fully Diluted Basis pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Board, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of authorized directors on the Board of Directors (giving effect to the directors elected pursuant to this SECTION 1.4) and (ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or Purchaser or any affiliate thereof bears to the aggregate number of shares of Common Stock outstanding (the "PERCENTAGE"), and the Company shall, upon the election and request by Purchaser, secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall cause Purchaser's designees to be so elected. At the request of Purchaser, the Company will cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board, (ii) the board of directors of each Subsidiary (as defined in SECTION 11.8) of the Company and (iii) the committees of each such board of directors. The Company's obligations to seek to appoint designees to the Board of Directors and the committees thereof shall be subject to Section 14(f) of the Exchange Act. The Company shall promptly take all appropriate action necessary to effect any such election and shall, subject to the next succeeding sentence, include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties hereto shall use their respective reasonable efforts to ensure that at least two of the members of the Board of Directors shall at all times prior to the Effective Time be Continuing Directors (as defined in SECTION 1.4(b)).

    (b) After the time that Purchaser's designees constitute at least a majority of the Board of Directors and until the Effective Time (as defined in SECTION 2.3), any (i) amendment or termination of this Agreement by or on behalf of the Company, (ii) exercise or waiver of any of the Company's rights or remedies hereunder, or (iii) extension of time for the performance or waiver of any of the obligations or other acts of Purchaser or Merger Sub hereunder, shall require the approval of at least a majority of the then-serving directors, if any, who are not designees of Purchaser (the "CONTINUING DIRECTORS"), except to the extent that applicable law requires that such action be acted upon by the full Board of Directors, in which case such action will require the concurrence of both a majority of the Board of Directors and a majority of the Continuing Directors.

                                   ARTICLE 2
                                   THE MERGER

    2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION").

    2.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California 90071 at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in ARTICLE 9. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

    2.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in ARTICLE 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in ARTICLE 10, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL and any other appropriate documents to be properly executed and filed in accordance with such Section 251 on the Closing Date (or on such other date as Purchaser and the Company may agree). The Merger shall become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "EFFECTIVE TIME").

    2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

                                   ARTICLE 3
                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

    3.1 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law and the terms thereof.

    3.2 BYLAWS. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law, the terms thereof and the Surviving Corporation's certificate of incorporation, except that the name shall be changed to "Uproar Inc."

                                   ARTICLE 4
               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

    4.1 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's certificate of incorporation and bylaws.

    4.2 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's certificate of incorporation and bylaws.

                                    ARTICLE 5
                       EFFECT OF THE MERGER ON SECURITIES
                          OF MERGER SUB AND THE COMPANY

    5.1 MERGER SUB STOCK. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    5.2 COMPANY SECURITIES.

    (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or any Subsidiary of the Company or by Purchaser, Merger Sub or any other Subsidiary of Purchaser shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

    (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled and retired in accordance with SECTION 5.2(a) and any Dissenting Common Stock (as defined in SECTION 5.2(c)) shall be converted into the right to receive the Offer Consideration, payable in cash to the holder thereof, without any interest thereon (the "MERGER CONSIDERATION"), in accordance with SECTION
5.3. As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a Certificate (as defined below) which immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificates as provided in Section 5.3, the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (c) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "DISSENTING COMMON STOCK") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such
Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will promptly give Purchaser notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or settle any such demands.

    (d) Subject to SECTION 5.3, at the Effective Time, each holder of a then-outstanding option to purchase shares of Common Stock under any plan, program or arrangement of the Company or its Subsidiaries (collectively, the "STOCK OPTION PLANS") (true and correct copies of which have been provided to Purchaser by the Company), whether or not such options are then exercisable (individually, an "OPTION" and collectively, the "OPTIONS"), shall, in settlement thereof, receive for each share of Common Stock issuable upon exercise of such Option the right to receive an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "OPTION CONSIDERATION"). Payment for Options shall be made by the Company, subject to the terms and conditions of this Agreement, as soon as practicable after consummation of the Merger. At the Effective Time, each Option shall be deemed canceled and the holder thereof shall have no further rights with respect thereto. In addition, any such Options which are not exercisable at the Effective Time shall be deemed canceled and each holder thereof shall have no further rights with respect thereto. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. All amounts payable pursuant to this SECTION 5.2(d) shall be subject to any required withholding of taxes and shall be paid without interest.

    (e) The Surviving Corporation's obligation to make the cash payment described in SECTION 5.2(d): (i) shall be subject to obtaining from optionees any necessary consents to the cancellation of the applicable Options, and agreements from such optionees releasing any and all rights such optionees may have in respect of the applicable Options; and (ii) shall not require any action that violates any of the Stock Option Plans. Except as otherwise may be agreed to by the parties, the Company shall take all necessary action prior to the consummation of the Offer to assure that (x) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (y) at and after the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and that all such plans will be terminated.

    5.3 EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK.

    (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company, which shall be reasonably satisfactory to the Company, to act as paying agent hereunder (the "PAYING AGENT") for payment of the Merger Consideration upon surrender of a certificate or certificates (each, a "CERTIFICATE") representing shares of Common Stock. Prior to or concurrently with the Effective Time, Purchaser shall cause Merger Sub or the Surviving Corporation, as the case may be, to provide the Paying Agent with cash in an amount necessary to pay for all the shares of Common Stock pursuant to SECTION 5.2(b). Such amounts shall hereinafter be referred to as the "EXCHANGE FUND."

    (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, which letter shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall promptly receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to SECTION 5.2, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    (c) As of the Effective Time, all shares of Common Stock (other than shares of Common Stock to be canceled and retired in accordance with SECTION 5.2(a) and any shares of Dissenting Common Stock) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares shall cease to have any rights with respect thereto or arising therefrom (including, without limitation, the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of the Certificate representing such shares in accordance with SECTION 5.3(b), and until so surrendered, the Certificate representing such shares shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this SECTION 5.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates.

    (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this ARTICLE 5.

    (e) The Paying Agent shall invest the Exchange Fund, as directed by Purchaser, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Exchange Fund shall be the property of and paid over to Purchaser as and when requested by Purchaser; PROVIDED, HOWEVER, that any such investment or any such payment of earnings may not delay the receipt by holders of Certificates of any Merger Consideration.

    (f) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates who have not theretofore complied with this ARTICLE 5 shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

    (g) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (h) If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

    (i) Except as otherwise provided herein or in the letter of transmittal referred to in SECTION 5.3(b), Purchaser shall pay all charges and expenses (but excluding income, withholding and any stock transfer taxes), including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

    (j) Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of applicable state, local or foreign tax law. To the
                                      11
extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

    5.4 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing, if Merger Sub, together with any other direct or indirect subsidiary of Purchaser, shall own at least 90% of the outstanding shares of Common Stock upon consummation of the Offer, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, and in any event within ten business days, after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the corresponding sections of the disclosure schedules, dated the date hereof, delivered by the Company to Purchaser (the "COMPANY DISCLOSURE SCHEDULES"), or as specifically contemplated by this Agreement, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

    6.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its Subsidiaries is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or the laws of any foreign jurisdiction, if applicable, in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to (i) materially adversely affect the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) materially adversely affect or delay the ability of the Company on the one hand, or Merger Sub and Purchaser on the other, to consummate the transactions contemplated by this Agreement (either of the foregoing clauses (i) or (ii) being a "MATERIAL ADVERSE EFFECT"; PROVIDED, HOWEVER, that the following are deemed not to constitute a Material Adverse Effect: (w) decline in the revenues, website traffic, pricing of advertising and market share of the Company due to reasons beyond the Company's control, (x) conditions affecting the U.S. economy, as a whole,
(y) conditions affecting the internet game or software industries, as a whole and (z) actions and events permitted under this Agreement). Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Purchaser true and correct copies of the certificate of incorporation and bylaws or other governing instruments of the Company and each of its Subsidiaries as currently in effect.

    6.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby or executed in connection herewith to which it is a party (the "ANCILLARY DOCUMENTS") and subject, if required under applicable law with respect to the consummation of the Merger, to the approval of holders of the Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the adoption of this Agreement by the holders of the Common Stock if required by applicable law). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitute a valid and binding obligation of Purchaser and Merger Sub) this Agreement constitutes, and each such Ancillary Document at the time of execution will constitute, the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity.

    6.3 COMPLIANCE WITH LAWS. Neither the Company nor any of its Subsidiaries is or has been in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("GOVERNMENTAL ENTITY") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, to the Company's knowledge, no investigation or claim by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

    6.4 CAPITALIZATION. The authorized capital stock of the Company consists of 112,000,000 shares of Common Stock and 48,000,000 shares of preferred stock. As of February 2, 2001, 46,112,442 shares of Common Stock were issued and outstanding, (b) no shares of preferred stock were issued and outstanding, (c) Options to purchase an aggregate of 9,820,733 shares of Common Stock were outstanding, (d) no shares of Common Stock were held by the Company in its treasury and (e) no shares of Common Stock were held by the Company's Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Since January 31, 2001, the Company (i) has not issued any shares of Common Stock other than upon the exercise of Options, (ii) has granted no Options to purchase shares of Common Stock under the Stock Option Plans and (iii) has not split, combined, converted or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of any adverse claims, taxes, preemptive rights, liens, security interests or other encumbrances, and issued in compliance with applicable federal, state and foreign security laws. Except as set forth in this SECTION 6.4, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plans or any other outstanding stock-related awards. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's directors or executive officers is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

    6.5 SUBSIDIARIES. (a) The Company owns directly, or indirectly through a Subsidiary, all the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, and (b) each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, restrictions, preemptive rights or other encumbrances ("ENCUMBRANCES").

    6.6 NO VIOLATION. Neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (a) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company; (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination or give rise to a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment, penalty or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties owned or used by the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, contract or other obligation (financial or otherwise) (each, a "CONTRACT" and, collectively, "CONTRACTS") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound, except for any such breach, default or right with respect to which requisite waivers or consents have been, or prior to the Effective Time will be, obtained, or any of the foregoing matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) require any consent, approval or authorization of, license, permit or waiver by, or declaration, filing or registration (collectively, "CONSENTS") with, any Governmental Entity, including any such Consent under the laws of any foreign jurisdiction, other than (i) the filings provided for in SECTION 2.3 and the filings required under the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT"), and state securities or "Blue Sky" laws and the rules and regulations promulgated thereunder, and (ii) the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any other applicable law governing antitrust or competition matters, and any Consents required or permitted to be obtained pursuant to the laws of any foreign jurisdiction relating to antitrust matters or competition ("FOREIGN ANTITRUST LAWS") (collectively, "OTHER ANTITRUST FILINGS AND CONSENTS", together with the other filings described in clauses (i) and (ii) above, "REGULATORY FILINGS"), except for those Consents the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (d) violate any laws applicable to the Company or any of its Subsidiaries, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (e) subject the Company or (by reason of the Company's participation therein) the Offer or the Merger to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of corporate anti-takeover laws and regulations.

    6.7 COMPANY REPORTS; OFFER DOCUMENTS.

    (a) The Company has previously made available to Purchaser and Merger Sub true and complete copies of all reports, schedules, forms, registration statements and other documents required to be filed by it with the SEC prior to the date hereof (collectively, including all exhibits thereto, the "COMPANY REPORTS"). The Company has complied in all material respects with its SEC filing obligations under the Exchange Act and the Securities Act. Except as disclosed in a subsequent Company Report, there has not occurred any event or circumstance that, but for the passage of time, would be required to be disclosed in a Company Report. Each Company Report was prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and did not, as of the date of effectiveness in the case of a registration statement, the date of mailing in the case of a proxy statement and the date of filing in the case of other Company Reports, except as set forth in or amended by a subsequent Company Report, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in or amended by a subsequent Company Report, the financial statements and related schedules and notes thereto of the Company contained in the Company Reports (or incorporated therein by reference) and the unaudited financial statements as most recently reviewed by the Company's auditors, including the notes thereto, for the fiscal year ended December 31, 2000, (true and correct copies of which have been provided to Purchaser) (the "FINANCIAL STATEMENTS")were prepared in accordance with generally accepted accounting principles (except in the case of interim unaudited financial statements) applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject in the case of unaudited financial statements to normal year-end audit adjustments, and, except as set forth in or amended by a subsequent Company Report, such financial statements complied as to form as of their respective dates in all material respects with applicable rules and regulations of the SEC.

    (b) None of the Schedule 14D-9, any information statement filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "INFORMATION STATEMENT"), any schedule required to be filed by the Company with the SEC or any amendment or supplement thereto, at the respective times such documents are filed with the SEC and first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 or

Information Statement or any amendment or supplement to such information supplied by Purchaser or Merger Sub. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any facts with respect to itself, any of its officers or directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document, and such amendment or supplement shall be promptly filed with the SEC, and as required by law disseminated to the stockholders of the Company.

    6.8 ABSENCE OF CERTAIN CHANGES. During the period from December 31, 2000, to and including the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of such business consistent with past practices, and there have not been (a) any events or states of fact that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (c) any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (d) any material change in accounting principles, practices or methods; (e) any entry into any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except for regularly scheduled employee raises in the ordinary course of business consistent with the Company's past practices or raises that, in the case of executive officers, have been approved by the compensation committee of the Board of Directors prior to the date hereof in the ordinary course of business consistent with the committee's past practices; (f) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except, in the case of employees, increases occurring in the ordinary course of business consistent with the Company's past practices; (g) any revaluation by the Company or any of its Subsidiaries of any material amount of their assets, taken as a whole, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices; (h) any material adverse change in the business relationship with any material customer, distributor or supplier of the Company or its Subsidiaries; or (i) any action of the type described in SECTIONS 8.1(a) or 8.1(b) that had such action been taken after the date of this Agreement would be in violation of any such Section.

    6.9 TAXES. The Company and each of its Subsidiaries have timely filed and will have timely filed on or prior to the Effective Time all income and other material Tax Returns (as
                                      16
hereinafter defined) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All material Taxes (as hereinafter defined) of the Company and its Subsidiaries have been paid or will have been paid on or before the Effective Time, or adequate reserves (in conformity with generally accepted accounting principles applied on a consistent basis and consistent with such entity's past custom and practice) have been established therefor, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with generally accepted accounting principles applied on a consistent basis and consistent with such entity's past custom and practice. No deficiencies for Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any taxing or other governmental authority that are not being contested in good faith by the Company or a Subsidiary and for which adequate reserves have not been established in the Financial Statements in accordance with generally accepted accounting principles applied on a consistent basis and consistent with past practice. The Company has not received written notice of any pending audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or its Subsidiaries. No such audit, investigation or claim of which the Company has received notice is currently ongoing, and there are no ongoing negotiations with any taxing or governmental authority with respect to Taxes of the Company and its Subsidiaries. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company or any of its Subsidiaries. The Company and each Subsidiary have withheld and paid over to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties. The Company and its Subsidiaries are not parties to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity. There are no liens for Taxes (other than for Taxes not yet due) upon the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have never been members of an affiliated group of corporations within the meaning of Section 1504 of the Code, with the exception of the common group for which the Company is the common parent, nor has the Company or any of its Subsidiaries, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law. The Company and its Subsidiaries have not been "United States real property holding corporations" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. For purposes of this Agreement, (i) "TAX" (and, with correlative meaning, "TAXES") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or other additions to Tax, imposed by any Governmental Entity and
(ii) "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    6.10 EMPLOYEE BENEFIT PLANS.

    (a) All material employee benefit plans (including without limitation all "employee benefit plans" as defined in Section 3(3) of ERISA) which cover or have covered employees, former employees or directors of the Company or any of its ERISA Affiliates (as hereinafter defined) or any person treated by the Company or an ERISA Affiliate as an independent contractor for tax purposes ("INDEPENDENT CONTRACTOR") and all other plans, policies, arrangements and agreements providing material compensation, severance or other benefits to any current or former employee, director or Independent Contractor of the Company or any of its Subsidiaries (the "COMPANY BENEFIT PLANS") are listed on Schedule 6.10 attached hereto, and copies of all such Company Benefit Plans and all Benefit Plan Related Documents (as hereinafter defined) have previously been made available to Purchaser for review. To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable law. None of any Company Benefit Plan, or any officer, employee, former employee or director of the Company, any Subsidiary or any ERISA Affiliate, or the Company or any of its Subsidiaries or ERISA Affiliates has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or has engaged in any transaction that is reasonably likely to result in any such liability or penalty.

    (b) Neither the Company nor any ERISA Affiliate has ever (i) maintained any Company Benefit Plan which has been subject to Title IV of ERISA, (ii) been required to contribute to, or otherwise incurred any liability in connection with, any "multiemployer plan" as defined in Section 4001(a)(3) or Section 3(37) of ERISA, (iii) except to the extent reflected in the Financial Statements, provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA), or (iv) maintained any Company Benefit Plan or other contract that individually or collectively provides for the payment by the Company or any of its Subsidiaries of any amount that is or could be an "excess parachute payment" pursuant to Section 280G of the Code or that is not or would not be deductible under Section 162(a)(1) of the Code or Section 404 of the Code.

    (c) Neither the execution and delivery of this Agreement or the Ancillary Documents by the Company nor the consummation of the transactions contemplated hereby or any related transactions will result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any pension plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

    (d) There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitral action, governmental audit or, to the knowledge of the Company, investigation relating to or seeking benefits under any Company Benefit Plan that is pending, threatened or anticipated against the Company, any of its Subsidiaries, any ERISA Affiliate or any Company Benefit Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional employee benefit plans or agreements of the Company or any ERISA Affiliate or to amend or modify any existing Company Benefit Plan.

    (e) No event has occurred in connection with which the Company, any of its Subsidiaries, any ERISA Affiliate or any Company Benefit Plan, directly or indirectly, could be
                                      18
subject to any material liability (i) under any statute, regulation or governmental order relating to any Company Benefit Plan or (ii) pursuant to any obligation of the Company or any ERISA Affiliate to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Company Benefit Plans.

    (f) For purposes of this Agreement, "ERISA Affiliate" means any business or entity that is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections. For purposes of this Agreement, "BENEFIT PLAN RELATED DOCUMENTS" means (i) each Company Benefit Plan (and, if applicable, related trust agreements) which covers or has covered current or former employees, directors or Independent Contractors of the Company or any ERISA Affiliate and all amendments thereto, all material written interpretations or descriptions thereof which have been distributed to employees of the Company or its ERISA Affiliates and all annuity contracts or other funding instruments with respect to a Company Benefit Plan, (ii) the most recent determination or opinion letter issued by the Internal Revenue Service as to qualification under Section 401(a) of the Code, or analogous ruling, if any, required under foreign law for each applicable Company Benefit Plan, and (iii) for the three most recent plan years, Annual Reports on Form 5500 Series (or analogous periodic report, if any, required under foreign law) required to be filed with any governmental agency for each applicable Company Benefit Plan.

    6.11 BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of Purchaser or Merger Sub or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained the Financial Advisor, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

    6.12 LICENSES AND PERMITS. The Company and its Subsidiaries have all necessary licenses, permits, certificates, approvals and authorizations (collectively, "PERMITS") required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and no Permit is subject to any outstanding order, decree, judgment or stipulation that would be likely to affect such Permit, where the effect of the foregoing would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    6.13 ENVIRONMENTAL MATTERS. Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries has been and are now in compliance with all Environmental Laws in effect on the date hereof; (b) the Company and each of its Subsidiaries have obtained, and are in full compliance with, all material Permits required by applicable laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, byproducts, wastes and other substances used or produced by or otherwise relating to the operations of any of them; (c) to the Company's knowledge, there is not now and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from, or to, any property owned, leased or operated by the Company or any of its Subsidiaries which could impose liability or responsibility on the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or third party of alleged actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor are the Company and its Subsidiaries aware of any information which might form the basis of any such notice; and (e) to the knowledge of the Company, there is no site to which the Company or any of its Subsidiaries have transported or arranged for the transport of Hazardous Substances that is the subject of any environmental action. As used in this Agreement, the term "ENVIRONMENTAL LAWS" means foreign, federal, state or local laws, statutes, ordinances, regulations, rules, judgments, court orders, permits and licenses that are applicable to the Company and in effect on the date of this Agreement and (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing. As used in this Agreement, the term "HAZARDOUS SUBSTANCES" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws.

    6.14 TITLE TO ASSETS.

    (a) Except as set forth in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 2000 included in the Financial Statements (the "2000 BALANCE SHEET"), the Company and each of its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected on the 2000 Balance Sheet or acquired after December 31, 2000 (other than assets disposed of since December 31, 2000 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects and Encumbrances, except for (i) Encumbrances that secure indebtedness that is properly reflected in the 2000 Balance Sheet or in any subsequently filed Company Report; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 2000, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects or Encumbrances, if any, as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business except where the absence of such ownership or leasehold interest would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries owns any real property.

    (b) Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any person to sell or otherwise dispose (except in the ordinary course of business consistent with past practice) of any of its assets with an individual value of $50,000 or an aggregate value in excess of $500,000.

    6.15 LEASED PROPERTIES. Except as would not reasonably be expected to have a Material Adverse Effect: the Company has received no notice of any intention by any lessor under a lease to which the Company or any of its Subsidiaries is a party (a "LEASE") to cancel or terminate the same (nor has the Company canceled or terminated any Lease), nor has the Company vacated all or any portion of such leased properties; neither the Company nor any of its Subsidiaries is in default under any Lease; except as set forth in SCHEDULE 6.15 attached hereto (i) no Lease has been modified, altered or amended in any respect, except as previously provided to Purchaser, (ii) no lessor has the right to cancel or terminate its Lease and (iii) the Company has no interest in any real property other than the leasehold possessory interest set forth in such Lease; and each of the Leases is valid and subsisting and in full force and effect in accordance with its terms and constitutes the legal, valid, binding and enforceable obligation of the lessee thereunder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity.

    6.16 LABOR AND EMPLOYMENT MATTERS. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (a) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, (b) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or (c) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

    6.17 INTELLECTUAL PROPERTY.

    (a) SCHEDULE 6.17 of the Company Disclosure Schedules sets forth a true and complete list and description of (i) all United States and foreign patents, patent applications, trademarks, trademark registrations and applications, trade names, service marks, registered copyrights and applications therefor and trade secrets owned by the Company and its Subsidiaries (the "INTELLECTUAL PROPERTY RIGHTS") and (ii) all United States and foreign patents, patents applications, trademarks, trademark registrations and applications, trade names, service marks, registered copyrights and applications therefor and trade secrets licensed to the Company or any of its Subsidiaries (the "LICENSED RIGHTS").

    (b) To the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

          (i) (A) the Intellectual Property Rights are free and clear of any Encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (B) to the knowledge of the Company, the Licensed Rights are free and clear of any Encumbrances, royalties or other obligations; and (C) the Intellectual Property Rights and the Licensed Rights are all the material intellectual property rights necessary to the conduct of the business of each of the Company and its Subsidiaries as presently conducted.

          (ii) The validity of the Intellectual Property Rights and title thereto, and, to the knowledge of the Company, the validity of the Licensed Rights, (A) have not been challenged in any prior litigation; (B) are not being challenged in any pending litigation; and (C), to the knowledge of the Company, are not the subject or subjects of any threatened or proposed litigation and is not involved in any interference, reissue, challenge, reexamination, invalidation, opposition proceeding or cancellation.

          (iii) The business of the Company and its Subsidiaries, as presently conducted, does not conflict with and, to the Company's knowledge, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others.

          (iv) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or any of the Licensed Rights.

          (v) The Company does not know of any unauthorized use by others of any of the Intellectual Property Rights or the Licensed Rights material to the business of the Company and its Subsidiaries as presently conducted.

     (c) Each of the Company and its Subsidiaries owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of the Company and its Subsidiaries, except to the extent that the failure thereof would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary.

     6.18 MATERIAL AGREEMENTS. Except as listed in the exhibit index to the Company's Registration Statement on Form S-1, declared effective on March 16, 2000 or any subsequently filed Company Report and except for agreements made for the purpose of completing the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any Material Agreement of any kind to be performed in whole or in part after the Effective Time. The term "MATERIAL AGREEMENT" shall mean any agreement to which the Company or any of its Subsidiaries is a party and (i) is outside of the ordinary course of business of the Company or its Subsidiaries, (ii) a customer of the Company or one of its Subsidiaries is a party and either (1) involves the payment or receipt by the Company or any of its Subsidiaries, subsequent to the date of this Agreement, of more than $250,000 or (2) is not terminable without penalty by the Company or such Subsidiary party thereto on fewer than 365 days' notice or (iii) except for customer contracts, either (A) involves the payment or receipt by the Company or any of its Subsidiaries, subsequent to the date of this Agreement, of more than $200,000 or (B) is not terminable without penalty by the Company or such Subsidiary party thereto on fewer than 180 days' notice. Except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under, and there are no facts which with notice or the passage of time would cause the Company to be in breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration of other parties under, whether as a result of the consummation of the transactions contemplated hereby or otherwise, any Material Agreement.

    6.19 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Financial Statements or Company Reports filed and publicly available prior to the date of this Agreement and except for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, the Company and its Subsidiaries do not have any indebtedness or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (a) required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto or (b) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    6.20 LITIGATION. Except as described in the Company Reports, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Company Reports, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against the Company or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    6.21 INSURANCE. SCHEDULE 6.21 lists all of the Company's insurance policies relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. Such insurance policies are in full force and effect. There are no material claims by the Company or any Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriter of such policies or in respect of which such underwriters have reserved their rights.

    6.22 AFFILIATE TRANSACTIONS. Except as disclosed with reasonable specificity in the Company Reports filed prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

    6.23 OPINION OF FINANCIAL ADVISOR. The Board of Directors has received the Fairness Opinion. A complete and correct originally executed copy of the Fairness Opinion will be delivered by the Company to Purchaser for informational purposes only. The Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion (and, subject to prior review and consent by the Financial Advisor, references thereto) in the Offer to Purchase and in the Schedule 14D-9 and the Proxy Statement, if applicable.

    6.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the capital stock of the Company which may be necessary to approve this Agreement and the transactions contemplated hereby.

    6.25 DGCL SECTION 203; STATE TAKEOVER STATUTES. On or prior to the date hereof, the Board of Directors has approved this Agreement, the Tender Agreements, the Offer, the Merger and the other transactions contemplated hereby and such approval is sufficient to render inapplicable to this Agreement, the Tender Agreements, the Offer, the Merger and any of such other transactions contemplated hereby, the restrictions on "business combinations" set forth in
Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement or the Tender Agreements and no provision of the Company's organizational documents or the organizational documents of any of the Company's Subsidiaries would, directly or indirectly, restrict or impair the ability of Purchaser or Merger Sub and its affiliates and associates to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of capital stock of the Company and its Subsidiaries that may be acquired or controlled by Purchaser or Merger Sub and its affiliates and associates.

                                   ARTICLE 7
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

                  Except as set forth in the corresponding sections of the disclosure schedules, dated the date hereof, delivered by Purchaser and Merger Sub to the Company (the "PURCHASER DISCLOSURE SCHEDULES"), Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

    7.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority would not materially adversely affect or delay the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

    7.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) this Agreement constitutes, and such Ancillary Agreements at the time of execution will constitute, the valid and binding obligations of each of Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity.

    7.3 OFFER DOCUMENTS. None of the Offer Documents, any schedule required to be filed by Purchaser or Merger Sub with the SEC or any amendment or supplement thereto will contain, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents, any schedule required to be filed with the SEC or any amendment or supplement thereto. None of the information supplied by Purchaser or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time either Purchaser or Merger Sub shall obtain knowledge of any facts with respect to itself, any of its officers or directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company, and in the event the Company shall advise Purchaser or Merger Sub as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Purchaser or Merger Sub shall promptly amend or supplement such document, and such amendment or supplement shall be promptly filed with the SEC, and as required by law disseminated to the stockholders of the Company.

    7.4 NO VIOLATION. Neither the execution and delivery by Purchaser and Merger Sub of this Agreement or any of the Ancillary Documents nor the consummation by them of the transactions contemplated hereby or thereby will: (a) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Purchaser or Merger Sub; (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination or give rise to a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment, penalty or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties owned or used by Purchaser or Merger Sub or any of their respective Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Contract to which Purchaser or Merger Sub or any of their respective Subsidiaries is a party, or by which Purchaser or Merger Sub or any of their respective Subsidiaries or any of their respective properties is bound, except for any such breach, default or right with respect to which requisite waivers or consents have been, or prior to the Effective Time will be, obtained, or any of the foregoing matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) require any Consents of any Governmental Entity, including any such Consent under the laws of any foreign jurisdiction, other than Regulatory Filings, except for those Consents the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (d) violate any laws applicable to Purchaser or Merger Sub or any of their respective Subsidiaries, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (e) subject Purchaser or Merger
Sub or (by reason of Purchaser's or Merger Sub's participation therein) the Offer or the Merger to any "moratorium," "control share acquisition,"
"business combination," "fair price" or other form of corporate anti-takeover laws and regulations.

    7.5 FINANCING. At the expiration of the Offer and at the Effective Time (so long as all applicable conditions have been satisfied), Purchaser and/or Merger Sub will have available all the funds necessary to purchase all the shares of the Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses payable by the Purchaser or Merger Sub related to the transactions contemplated by this Agreement. Purchaser has delivered to the Company true and correct copies of that certain firm commitment letter addressed to Purchaser from Vivendi Universal, S.A. ("VIVENDI"), dated as of February 5, 2001, as well as evidence satisfactory to the Company that Purchaser has sufficient net cash which, when added to the amounts to be obtained under such commitment letter, will constitute sufficient funds to make all of the payments referred to in the previous sentence. Purchaser has been advised by Vivendi that Vivendi knows of no fact or circumstance that is reasonably likely to result in any of the conditions to funding in such firm commitment letter not being satisfied, and Purchaser and Merger Sub know of no such fact or circumstance. Purchaser and Merger Sub covenant and agree that, upon the Company's request, Purchaser and Merger Sub shall provide the Company with information regarding the status of such financing.

    7.6 PURCHASER-OWNED SHARES OF COMMON STOCK. As of the date of this Agreement, neither Purchaser, Merger Sub nor their respective Subsidiaries own any shares of Common Stock.

    7.7 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    7.8 LITIGATION. There is no action, suit or proceeding, claim, arbitration or investigation pending or, to the knowledge of Purchaser or Merger Sub, threatened against Purchaser or any subsidiary thereof (including Merger Sub) that would materially adversely affect or delay the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 8
                                    COVENANTS

    8.1 INTERIM OPERATIONS.

    (a) From and after the date of this Agreement until the time Purchaser's designees constitute a majority of the Board in accordance with Section 1.4 hereof, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact their business organizations, maintain in effect all existing material qualifications, licenses, permits, approvals and other authorizations referred to in SECTIONS 6.1 and 6.12, keep available the services of their officers and key employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify Purchaser of the existence of any breach of any representation or warranty contained herein or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and (v) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practices.

    (b) Except as disclosed in Schedule 8.1 of the Company Disclosure Schedules, from and after the date of this Agreement until the time Purchaser's designees constitute a majority of the Board in accordance with Section 1.4 hereof, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) amend its certificate of incorporation or bylaws or comparable governing instruments;

          (ii) issue, sell, pledge or register for issuance or sale any shares of capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof or in connection with the acquisitions of iwin.com, Inc. and Trafficmarketplace.com, Inc.) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, or ownership interest, or convertible or exchangeable securities or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;

          (iii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date hereof, other than as set forth in this Agreement;

          (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, other than as set forth in this Agreement;

          (v) declare or pay any dividends on or make other distributions in respect of any of its capital stock;

          (vi) sell, lease or otherwise dispose of any of its assets or properties (including capital stock of any of its Subsidiaries), mortgage, pledge or impose a lien or other encumbrance on any of its material assets or property (including capital stock of any of its Subsidiaries), except in the ordinary course of business;

          (vii) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital expenditures in the ordinary course of business consistent with past practice;

          (viii) incur or assume any long-term or short-term debt, except for working capital purposes in the ordinary course of business under the Company's existing credit facilities and capital expenditures made in accordance with the Company's previously adopted capital budget, copies of which have been provided to Purchaser;

          (ix) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Company;

          (x) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

          (xi) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers, directors or employees or grant any increases in compensation or benefits to any officers, directors or employees except for regularly scheduled employee raises in the ordinary course of business consistent with the Company's past practices or raises that, in the case of executive officers, have been approved by the compensation committee of the Board of Directors prior to the date hereof in the ordinary course of business consistent with the committee's past practices;

          (xii) adopt or amend in any material respect (including any increase in the payment to or benefits under) or terminate any employee benefit plan or arrangement;

          (xiii) make any material changes in the type or amount of their insurance coverage or permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be canceled or terminated;

          (xiv) except as may be required by law or generally accepted accounting principles, change any material accounting principles or practices used by the Company or its Subsidiaries;

          (xv) take any action to cause the Common Stock to cease to be traded on the Nasdaq National Market prior to the completion of the Offer or the Merger;

          (xvi) enter into any agreement providing for aggregate payments by the Company in excess of $100,000, PROVIDED, HOWEVER, that no consent shall be required with respect to any agreement for the purchase of media advertising providing for aggregate payments by the Company of less than $250,000;

          (xvii) make any change to the pricing structure of its advertising inventory, except in the ordinary course of business, consistent with past practice;

          (xviii) enter into, terminate, fail to renew, or accelerate any license, distributorship, dealer, sales representative, joint venture, credit or other agreement if such action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (xix) fail to operate, maintain, repair or otherwise preserve its material assets and properties consistent with past practice;

          (xx) fail to comply with all applicable filing, payment and withholding obligations under all applicable federal, state, local or foreign laws relating to Taxes except where such failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (xxi) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (xxii) pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of the foregoing in the ordinary course of business consistent with past practice, or, if not in the ordinary course of business, the payment, discharge or satisfaction of the foregoing that, individually and in the aggregate, does not exceed $250,000; or

          (xxiii) agree in writing or otherwise to take any of the foregoing actions.

     (c) LIQUIDATION OR DISSOLUTION. The Company shall not adopt a plan of complete or partial dissolution or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company.

     (d) REPRESENTATIONS; WARRANTIES AND CONDITIONS. The Company shall not, and shall not permit its Subsidiaries to, take any action that does, or could reasonably be expected to, result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger not being satisfied.

     8.2 COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT.

     (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, through its Board of Directors, shall (i) call a meeting of its stockholders (the "STOCKHOLDER MEETING") for the purpose of voting upon the Merger, (ii) hold the Stockholder Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer and (iii) unless the Board of Directors approves, recommends or enters into an agreement with respect to a Superior Proposal in accordance with SECTION 8.9(b), recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby, including the Merger. The record date for the Stockholder Meeting shall be a date subsequent to the date Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

    (b) If required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "PROXY STATEMENT") or, if applicable, an Information Statement with the SEC with respect to the Stockholder Meeting and will use reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Proxy Statement shall include the recommendation of the Board of Directors that the stockholders of the Company vote in favor of approving the agreement of merger (in accordance with Section 251 of the DGCL) contained in this Agreement and the determination of the Board of Directors that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel the reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement under applicable law, the Company will prepare and mail to its stockholders such an amendment or supplement.

    (c) The Company represents and warrants that any required Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the Company makes no representation or warranty as to any information included in the Proxy Statement that was provided by Purchaser or Merger Sub. Purchaser represents and warrants that none of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (d) Subject to clause (iii) of SECTION 8.2(a), the Company shall use its reasonable efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

    (e) Purchaser agrees to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser to be voted in favor of the approval of the Merger.

    8.3 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company, Purchaser and Merger Sub shall: (a) as promptly as practicable but in no event later than ten business days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Offer and, if applicable, the Merger, and request early termination of the waiting period under the HSR Act; (b) cooperate and consult with one another in, (i) determining which Regulatory Filings are required or, in the case of Other Antitrust Filings and Consents, permitted to be made prior to the Effective Time with, and which Consents are required or, in the case of Other Antitrust Filings and Consents, permitted to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and determining which Consents are required to transfer to the Surviving Corporation any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents; (ii) promptly preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other parties drafts of such material reasonably in advance of the anticipated filing or submission dates; (iii) promptly making all such Regulatory Filings and promptly seeking all such Consents; (iv) defending against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby; and (c) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement (including without limitation those actions described in the foregoing (ii) through
(iv)). Each of Purchaser and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Offer or the Merger under the HSR Act or Foreign Antitrust Laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

    8.4 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Purchaser shall consult with each other before issuing any press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with The Nasdaq National Market with respect thereto.

    8.5 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger, including the execution of any deeds, bills of sale, assignments, assurances and all such other acts and things necessary, desirable or proper to carry out the purposes of this Agreement.

    8.6 INSURANCE; INDEMNITY.

    (a) For five years from the Effective Time, the Surviving Corporation shall maintain in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policies or replacement policies providing at least equal coverage (the "Policies") covering those persons who are currently covered by the Policies with respect to actions or omissions occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company and its Subsidiaries for such insurance coverage, and, PROVIDED FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount.

    (b) The Surviving Corporation shall keep in effect in its bylaws provisions for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company and its Subsidiaries to the fullest extent permitted by the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

    (c) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or similar person of the Company or any Subsidiary, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "LOSSES") in connection with any claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "LITIGATION") arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

    (d) If, after the Effective Time, Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person, then, in each such case, proper provisions shall be made so that successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume such entity's obligations set forth in this

SECTION 8.6. The provisions of this SECTION 8.6 are intended for the benefit of and shall be enforceable by each person who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer, director or similar person of the Company or any of its Subsidiaries.

    (e) If any Litigation described in SECTION 8.6(c) (each, an "ACTION") arises or occurs, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, provided that the party seeking indemnification pursuant to SECTION 8.6(c) (each, an "INDEMNIFIED PARTY"), shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any actual or potential conflict between the Surviving Corporation and any Indemnified Party or there are additional defenses available to any Indemnified Party, such Indemnified Party shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Party, at the Surviving Corporation's expense; PROVIDED, HOWEVER, that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel for any Indemnified Party in any single Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

    8.7 EMPLOYEE BENEFIT PLANS.

    (a) From and after the Effective Time, the Surviving Corporation and its respective Subsidiaries will honor, in accordance with their terms, all existing employment, change in control and severance agreements between the Company or any of its Subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its Subsidiaries ("COVERED EMPLOYEES") to the extent in effect on, and disclosed to Purchaser prior to, the date hereof and all benefits or other amounts earned or accrued to the extent vested or that become vested in the ordinary course through the Effective Time under all employee benefit plans of the Company and any of its Subsidiaries, in each case to the extent in effect on the date hereof.

    (b) To the extent that Covered Employees are included in any benefit plan of Purchaser or its subsidiaries, Purchaser agrees that the Covered Employees shall receive credit under such plan for service prior to the Effective Time with the Company and its Subsidiaries to the same extent such service was counted under similar Company Benefit Plans for purposes of eligibility, vesting and eligibility for retirement (but not for benefit accrual). Purchaser's medical benefit plans for the Covered Employees ("PURCHASERS MEDICAL PLANS") shall not contain any "pre-existing conditions" exclusions or limitations or "actively at work" requirements which would cause any of the Covered Employees or their dependents to be excluded from Purchaser's Medical Plans immediately after the Effective Time if such exclusions, limitations or requirements did not exclude the Covered Employees or their dependents from the Company's similar medical benefit plans. In determining any deductible and maximum out-of-pocket limitations under Purchaser's Medical Plans, Purchaser shall give effect to claims incurred and amounts paid by, and amounts reimbursed to, the Covered Employees with respect to similar plans maintained by the Company for the benefit of the Covered Employees immediately prior to the Effective Time (other than any flexible spending accounts).

    (c) As soon as practicable after the date of this Agreement, the Company will review the administration of the Company Benefit Plans and will use its reasonable best efforts to maintain, to the extent applicable, the qualified status of the Company Benefit Plans under Section 401(a) of the Code.

    8.8 ACCESS TO INFORMATION. The Company shall, and shall cause each of its Subsidiaries to, afford to Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its respective Subsidiaries to, furnish promptly to Purchaser
(a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request, in each case to the extent permitted by law.

    8.9 NO SOLICITATION.

    (a) The Company shall not, and shall not authorize, permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall not authorize, permit or direct its and its Subsidiaries' employees, agents and representatives (including the Financial Advisor or any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (i) initiate, solicit, or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of, 10% or more of the assets or any equity securities of the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as, an "ACQUISITION PROPOSAL") or (ii) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity (other than Purchaser, Merger Sub and their respective representatives) relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt (other than by Purchaser or Merger Sub) to make or implement or consummate an Acquisition Proposal.

    (b) Notwithstanding clause (a) above, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii): (x) providing information in response to a request therefor by a person or entity who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the person or entity so requesting such information an executed confidentiality agreement on terms substantially equivalent to (but in no event less favorable to the Company than) those contained in the letter agreement dated December 20, 2000 between an affiliate of Purchaser and the Company (the "CONFIDENTIALITY AGREEMENT"); (y) engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the stockholders of the Company, if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Board of Directors of the Company determines in good faith (after consultation with the Company's outside legal counsel and its financial advisor) that such action is necessary in order for its members to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (x), (y) or (z) above, the Board of Directors of the Company determines in good faith (after consultation with the Company's outside legal counsel and its financial advisor) that (A) if accepted, such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal, and would provide for a higher per share value to the stockholders of the Company, and (B) such Acquisition Proposal is fully financed (or, based on a good faith determination of the Board of Directors of the Company, is readily financeable) (any such Acquisition Proposal meeting the foregoing conditions being referred to herein as a "SUPERIOR PROPOSAL"). The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of SECTION 8.9(a) of the obligations undertaken in this paragraph and in the Confidentiality Agreement. The Company also shall promptly request each person or entity that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such person or entity by or on behalf of it or any of its Subsidiaries.

    (c) The Company shall notify Purchaser immediately if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of the person or entity involved and the material terms and conditions of any such Acquisition Proposal, and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such inquiries or Acquisition Proposals and the status of any such negotiations or discussions (which, in all cases, shall be permissible only in compliance with the provisions of
Section 8.9(b) above).

    8.10 OPTION TO ACQUIRE ADDITIONAL SHARES.

    (a) The Company hereby grants to Merger Sub an irrevocable option (the "PURCHASER OPTION") to purchase up to that number of newly issued shares of Company Common Stock (the "PURCHASER OPTION SHARES") equal to the number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Purchaser, Merger Sub and their affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Common Stock then outstanding on a Fully Diluted Basis (after giving effect to the issuance of the Purchaser Option Shares) for a consideration per Purchaser Option Share equal to the Offer Consideration.

    (b) Such Purchaser Option shall be exercisable only after the purchase of and payment for shares of Common Stock pursuant to the Offer by Purchaser or Merger Sub as a result of which Purchaser, Merger Sub and their affiliates own beneficially at least 80% of the outstanding shares of Common Stock. Such Purchaser Option shall not be exercisable if the number of shares of Common Stock subject thereto exceeds the number of authorized shares of Common Stock available for issuance.

    (c) In the event Merger Sub wishes to exercise the Purchaser Option, Purchaser shall give the Company one-day prior written notice specifying the number of shares of Company Common Stock that are or will be owned by Purchaser, Merger Sub and their affiliates immediately following consummation of the Offer and specifying a place and a time (which may be concurrent with the consummation of the Offer) for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying the number of Purchaser Option Shares. At the closing of the purchase of the Purchaser Option Shares, the portion of the purchase price owing upon exercise of such Purchaser Option which equals the product of (x) the number of shares of Common Stock purchased pursuant to such Purchaser Option, multiplied by (y) the Offer Consideration, shall be paid to the Company in cash by wire transfer or cashier's check.

                                   ARTICLE 9
                                   CONDITIONS

    9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

    (a) Merger Sub shall have accepted for payment and paid for all shares of Common Stock validly tendered in the Offer and not withdrawn; PROVIDED, HOWEVER, that neither Purchaser nor Merger Sub may invoke this condition if Merger Sub (or its assignee) shall have failed in violation of the terms of this Agreement or the Offer to purchase shares so tendered and not withdrawn.

    (b) This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of the Company if such vote is required pursuant to Company's certificate of incorporation, the DGCL or other applicable law; PROVIDED, HOWEVER, that neither Purchaser nor Merger Sub may invoke this condition if either of them or any of their respective affiliates shall have failed to vote the shares of Common Stock held by it in favor of this Agreement and the Company may not invoke this condition if the Company shall have failed to fulfill its obligations under SECTION 8.2.

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing, restraining or restricting the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the party invoking this condition shall use its best efforts to have any such order, injunction or restraint vacated.

    (d) All necessary waiting periods under the HSR Act that are applicable to the Merger shall have expired or been earlier terminated, and all other necessary approvals from any other Governmental Entity that are applicable to the Merger shall have been obtained.

                                   ARTICLE 10
                         TERMINATION; AMENDMENT; WAIVER

    10.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

    (a) by mutual written consent of the Company and Purchaser; or

    (b) by the Company, if (i) Purchaser or Merger Sub shall have failed to commence the Offer within ten business days after the date of this Agreement,
(ii) Purchaser or Merger Sub (or Merger Sub's assignee) shall have failed to comply with its payment obligations under this Agreement with respect to any shares of Common Stock accepted for payment pursuant to the Offer, or (iii) any change to the Offer is made in contravention of the provisions of ARTICLE 1; or

    (c) by Purchaser or the Company:

          (i) if the Effective Time shall not have occurred on or before the date which is six months from the date of this Agreement (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any representation or warranty in this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

          (ii) if, upon a vote at the Stockholder Meeting, or any adjournment thereof, the adoption of this Agreement by the stockholders of the Company required by the DGCL shall not have been obtained (provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to Purchaser if Purchaser, Merger Sub or any of their affiliates shall have failed to vote the shares of Common Stock held by them in favor of adoption of this Agreement, and shall not be available to the Company, if the Company shall have failed to fulfill its obligations under SECTION 8.2);

          (iii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

          (iv) if the Offer terminates or expires without Merger Sub having purchased any shares of Common Stock thereunder as a result of the failure of any condition specified in EXHIBIT A (provided that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition); or

    (d) by Purchaser, prior to the consummation of the Offer, if (i) the Board of Directors of the Company withdraws, amends or modifies its approval of this Agreement and the transactions contemplated hereby, or its recommendation that the holders of the shares of Common Stock accept the Offer and tender all of their shares of Common Stock to Merger Sub and approve this Agreement and the transactions contemplated hereby (or, in each case, publicly announces its intention to do so) in a manner adverse to Purchaser or Merger Sub or (ii) the Company approves, recommends or enters into an agreement with respect to, or consummates, an Acquisition Proposal; or

    (e) by Purchaser, if any of the conditions set forth in EXHIBIT A shall have become forever incapable of fulfillment and shall not have been waived by Purchaser; or

    (f) by Purchaser, if the Company shall breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived and the Company shall not have provided reasonable assurance that such breach will be cured at least two business days prior to the consummation of the Offer and such breach shall not have been cured by such time, but only if such breach, individually or together with all other such breaches, would constitute failure of a condition contained in EXHIBIT A as of the date of such termination; or

    (g) by Purchaser, prior to the consummation of the Offer, if any of the Tender Agreements shall not be in full force and effect or any Significant Stockholders shall have breached in any material respect any representation, warranty or covenant contained in such Significant Stockholder's Tender Agreement.

    (h) by the Company, if the Company approves and enters into an agreement providing for the Company to engage in a transaction pursuant to a Superior Proposal; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this SECTION 10.1(h) shall not be available unless (i) the Company has complied with all provisions of SECTION 8.9, including the notice provisions therein, (ii) the Company has delivered to Purchaser a written notice of the Company's intent to enter into an agreement to effect a transaction pursuant to a Superior Proposal, (iii) five business days have elapsed following delivery to Purchaser of such written notice by the Company, (iv) during such five business day period the Company has reasonably cooperated with Purchaser, including informing Purchaser of the terms and conditions of the Acquisition Proposal and identifying the person making the Acquisition Proposal, with the intent of enabling Purchaser to agree to a modification of the terms and conditions of this Agreement so the transactions contemplated hereby may be effected, and (v) at the end of such five business day period the Board of Directors continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal; PROVIDED FURTHER, HOWEVER, that no termination shall be effective pursuant to this SECTION 10.1(h) unless concurrently with such termination, a Break-Up Fee is paid in full by the Company in accordance with SECTION 10.2; or

    (i) by the Company, if Purchaser or Merger Sub shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived or Purchaser and Merger Sub shall not have provided reasonable assurance that such breach will be cured at least two business days prior to the consummation of the Offer, but only if such breach, individually or together with all other such breaches, is reasonably likely to materially and adversely affect Purchaser's or Merger Sub's ability to consummate the Offer or the Merger.

    10.2 EFFECT OF TERMINATION.

    (a) If this Agreement is terminated and the Merger is abandoned pursuant to
SECTION 10.1, this Agreement, except for the provisions of SECTIONS 1.3(d), 8.4,
10.2 and ARTICLE 11, shall terminate, without any liability (except as set forth below) on the part of any party or its affiliates, directors, officers or stockholders. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any intentional breach of this Agreement.

    (b) The Company shall pay Purchaser the Break-Up Fee in the event that this Agreement is terminated by Purchaser pursuant to SECTION 10.1(d) or by the Company pursuant to SECTION 10.1(h).

    (c) If all of the following events have occurred:

          (i) an Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company at any time on or after the date of this Agreement and prior to the consummation of the Offer and either Purchaser or the Company terminates this Agreement pursuant to
     SECTION 10.1(c)(i) or SECTION 10.1(c)(iv) or Purchaser terminates this Agreement pursuant to SECTIONS 10.1(e), (f) OR (g); and

          (ii) thereafter, within 9 months of the date of termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal,

then, the Company shall pay to Purchaser an amount equal to the Break-Up Fee concurrently with the execution of the relevant definitive agreement.

    (d) If this Agreement is terminated by Purchaser pursuant to Section 10.1(f), the Company shall reimburse Purchaser up to a maximum of $1,000,000 for all expenses incurred by Purchaser in connection with the negotiation, execution, delivery and performance of this Agreement by Purchaser and Merger Sub.

    (e) If this Agreement is terminated by the Company pursuant to Section 10.1(i), Purchaser shall reimburse the Company up to a maximum of $1,000,000 for all expenses incurred by the Company in connection with the negotiation, execution, delivery and performance of this Agreement by the Company.

    (f) The "BREAK-UP FEE" shall be $5,650,000, PROVIDED that, such amount will be reduced by any amounts paid by the Company to Purchaser pursuant to SECTION 10.2(d) above. In the event that the Break-Up Fee shall be payable under this Agreement, the Company shall pay the Break-Up Fee to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in accordance with the applicable provision of this Agreement, and in any event by no later than the next business day following termination of this Agreement.

    10.3 AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the boards of directors of the Company and Purchaser at any time before or after approval of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made that decreases the Merger Consideration or that adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

    10.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the boards of directors of the Company (subject to SECTION 1.4) and Purchaser, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein except, after adoption of this Agreement by the stockholders of the Company, for any waiver that has the effect of decreasing the Merger Consideration or that adversely affects the rights of the Company's stockholders hereunder without approval of such stockholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 11
                               GENERAL PROVISIONS

    11.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

    11.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Purchaser or Merger Sub:                 If to the Company:
c/o Havas Interactive, Inc.                    240 West 35th Street
19840 Pioneer Avenue                           11th Floor
Torrance, CA 90503                             New York, NY  10001
Facsimile:  (310) 793-0735                     Facsimile:  (917) 351-2896
Attention:  Scott Tollefsen, Esq.              Attention:  Kenneth D. Cron
             Senior Vice President and
             General Counsel



With a copy to:                                With a copy to:

Latham & Watkins                               Skadden Arps Slate
633 West Fifth Street, Suite 4000              Meagher & Flom  LLP
Los Angeles, California  90071                 4 Times Square
Facsimile:  (213) 891-8763                     New York, New York 10036
Attention:  Paul D. Tosetti, Esq.              Facsimile: (917) 777-2760
                                               Attention:  Stephen Banker, Esq.


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

    11.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, HOWEVER, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including, without limitation, the right to make the Offer or to purchase shares of Common Stock in the Offer) to a wholly owned Subsidiary of Purchaser or Merger Sub but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of SECTIONS 8.6 and 8.7, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    11.4 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedules, the Purchaser Disclosure Schedules, the Exhibit hereto, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

    11.5 FEES AND EXPENSES. Whether or not the Offer or Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Los Angeles, California, or New York, New York, any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

    11.7 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    11.8 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, (a) the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act, (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close and (c) "knowledge" means the actual knowledge of any executive officer of the Company or its Subsidiaries (except the executive officers of the Company's Subsidiaries in Hungary, Germany, Sweden and the United Kingdom) or Purchaser, as the case may be.

    11.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    11.10 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Los Angeles, California, or New York, New York, this being in addition to any other remedy to which they are entitled at law or in equity. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

    11.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

11.12 OBLIGATION OF PURCHASER. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

                            [signature page follows]

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                       PURCHASER:

                                       FLIPSIDE, INC.



                                       By: /s/ Hubert Joly
                                          -------------------------------------
                                          Name:      Hubert Joly
                                          Title:     Chairman




                                       MERGER SUB:

                                       FLIPSIDE ACQUISITION CORPORATION



                                       By: /s/ Scott Tollefsen
                                          -------------------------------------
                                          Name:      Scott Tollefsen
                                          Title:     Secretary

                                       COMPANY:

                                       UPROAR INC.



                                       By: /s/ Kenneth D. Cron
                                          -------------------------------------
                                          Name:      Kenneth D. Cron
                                          Title:     Chairman and Chief
                                                     Executive Officer

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

                  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement and Plan of Merger, dated as of February 5, 2001 (the "MERGER AGREEMENT"), among Purchaser, Merger Sub and the Company.

                  Notwithstanding any other term of the Merger Agreement, Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer 27,966,590 shares of Common Stock (collectively, the "MINIMUM CONDITION") and (ii) any waiting period under the HSR Act and any non-United States laws regulating competition, antitrust, investment or exchange controls applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer any of the following conditions exist or shall occur and remain in effect:

                  (a) any United States or state Governmental Entity shall have enacted, issued, promulgated, enforced, instituted or entered any statute, rule, regulation, executive order, decree, injunction, action, application or claim or other order that is in effect or pending (a "Claim"), (i) challenging or prohibiting the acquisition by Purchaser or Merger Sub of the shares of Common Stock pursuant to the Merger Agreement, including the Offer or the Merger, (ii) restraining or prohibiting the making or consummation of the Merger Agreement, including the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to obtain from Purchaser or Merger Sub any damages that arise out of the transactions contemplated by this Agreement and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if such damages were assessed against the Company, (iv) restraining or prohibiting, or limiting in any material respect, the ownership or operation by Purchaser or Merger Sub of any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, (v) seeking to compel Purchaser or Merger Sub to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of the Company or any of its Subsidiaries, (vi) imposing limitations on the ability of Purchaser, Merger Sub or any other Subsidiary of Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Merger Sub on all matters properly presented to the Company's stockholders, or (vii) seeking to require divestiture by Merger Sub or Purchaser of any shares of Common Stock; PROVIDED, HOWEVER, that in order to invoke this condition, the Purchaser and Merger Sub shall have used commercially reasonable efforts to prevent such Claim or ameliorate the effects thereof; and PROVIDED FURTHER, that, if the Claim is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, the Purchaser may not, by virtue of this condition alone, amend or terminate the Offer prior to the expiration of the initial period of the Offer, but may only, prior to such date extend the Offer and thereby postpone acceptance for payment or purchase of shares of Common Stock; or

                  (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, Governmental Entity or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act or any non-United States laws regulating competition, antitrust, investment or exchange controls, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

                  (c)(i) the representations and warranties made by the Company in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date) except for any breach or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement (other than those obligations, covenants or agreements under SECTION 5.2(e), with respect to which the Company shall have performed in all respects) and, with respect to any such failure that can be remedied, the failure is not remedied within 10 business days after Purchaser has furnished the Company with written notice of such failure; or

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, any other national securities exchange or the Nasdaq National Market which materially and adversely affects the extension of credit in the United States, (ii) the declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States which materially and adversely affects the extension of credit in the United States, (iii) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing on the date of the Agreement, a material acceleration or worsening thereof; or

                  (e) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of Common Stock accept the Offer and tender all of their shares of Common Stock to Merger Sub and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the
                            A-2

         Merger, or shall have approved or recommended any Acquisition Proposal or Superior Proposal; or

                  (f) the Company shall not have terminated the accrual of benefits and amended the Aetna 401(k) Plan to preclude any contributions to such plan in respect of periods following the expiration of the Offer.

                  (g) the Merger Agreement shall have been terminated in accordance with its terms.

                  The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser and Merger Sub regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such condition and, except for the Minimum Condition, may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Offer expire or be terminated without the purchase of Common Stock thereunder, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.


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